EXHIBIT 6

Execution Copy

AMENDED AND RESTATED LETTER AGREEMENT

     AMENDED AND RESTATED LETTER AGREEMENT (this “Agreement”) dated as of September 28, 2004 by and among Blackstone FCH Capital Partners IV L.P., Blackstone Family Investment Partnership IV-A L.P., First Reserve Fund IX, L.P. (collectively, the “Sponsors”) and Foundation Coal Holdings, Inc. (the “Company” and, together with the Sponsors, the “Parties”).

     WHEREAS, the Parties are parties to a letter agreement dated as of July 30, 2004 (the “Original Letter Agreement”);

     WHEREAS, as a result of the merger of Foundation Coal Holdings, LLC with and into the Company the Sponsors became holders of shares in the Company;

     WHEREAS, the Parties are parties together with the other stockholders named therein to a Stockholders Agreement, dated as of August 17, 2004 (the "Current Stockholders Agreement”) which the parties thereto have agreed to amend and restate in contemplation of the consummation of a Qualified IPO (the "Amended and Restated Stockholders Agreement”);

     WHEREAS, the Amended and Restated Stockholders Agreement will become effective upon the consummation of a Qualified IPO; and

     WHEREAS, the Parties wish to amend and restate the Original Letter Agreement.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree to amend and restate the Original Letter Agreement as follows:

     1. Reference is made to the Current Stockholders Agreement, including sections 3.9 and 9.1 thereof and as of the date that the Amended and Restated Stockholders Agreement becomes effective (the “Effective Date”) all references to the Current Stockholders Agreement shall be references to the Amended and Restated Stockholders Agreement, including sections 3.7 and 6.1 thereof. Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Current Stockholders Agreement and after the Effective Date, shall have the meanings ascribed thereto in the Amended and Restated Stockholders Agreement.

     2. The Parties agree that in the event the Company pursues a potential transaction or matter which may be an investment or business opportunity or prospective economic or competitive advantage in which the Company could have an interest or expectancy (each, a “Company Opportunity”) which is also being pursued or may be pursued by an Affiliate of a Sponsor Stockholder, such Sponsor Stockholder shall implement appropriate “Chinese wall” procedures and other formal precautions and shall act in good faith in respect of its dealings with the Company so as not to disadvantage the Company with respect to the pursuit of any such Company Opportunity, including, without limitation, through the sharing by such Sponsor.

Stockholder (or any of its Representatives) of Confidential Information with such Affiliate (or any persons employed by a Sponsor Stockholder acting as a director or executive officer of such Affiliate) or the exercise of voting rights with respect to the pursuit of such Company Opportunity. For the avoidance of doubt, a Company Opportunity shall include, without limitation, each of the following: (i) the appointment of any senior executive officer or other senior management personnel of the Company or any of its Subsidiaries, and (ii) any purchase, sale, lease, Encumbrance, Transfer or other acquisition or disposition of assets of the Company or any of its Subsidiaries having an aggregate value in excess of $20 million, or any merger, consolidation, conversion, business combination or joint venture involving the Company or any of its Subsidiaries; an no Sponsor Stockholder shall be entitled to exercise its voting rights in a manner which would restrict the Company or any of its Subsidiaries' ability to effectuate a public offering of Common Stock Equivalents or Common Stock (or any right, warrant or option to acquire or security convertible into or exchangeable for any such Common Stock Equivalents or Common Stock) (an “Equity Offering”) if the sole purpose of such Sponsor Stockholder exercising such voting rights is to facilitate the pursuit of an Equity Offering by an Affiliate of such Sponsor Stockholder. Subject to otherwise complying with the provisions of this Section 2, nothing in this Agreement shall prohibit a Sponsor Stockholder or any of its Representatives from voting on any matter in good faith and in the reasonable business judgment of the Sponsor.

                  3.  This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware without regard to conflicts of laws principles which would result in the application of the laws of another jurisdiction. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute a single agreement.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

FOUNDATION COAL HOLDINGS, INC.

By:	/s/ JAMES F. ROBERTS

Name: James F. Roberts
Title: President and CEO

BLACKSTONE FCH CAPITAL PARTNERS IV L.P.

By:	Blackstone Management Associates IV
L.L.C., its General Partner

	By:	/s/ DAVID I. FOLEY

Name: David I. Foley
Title: Authorized Signatory

BLACKSTONE FAMILY INVESTMENT
PARTNERSHIP IV-A L.P.

By:	Blackstone Management Associates IV
L.L.C., its General Partner

	By:	/s/ DAVID I. FOLEY

Name: David I. Foley
Title: Authorized Signatory

FIRST RESERVE FUND IX, L.P.

By:	First Reserve GP IX, L.P., its General Partner

	By:	First Reserve GP IX, Inc., its General Partner

		By:	/s/ THOMAS R. DENISON

Name: Thomas R. Denison
Title: Managing Director